UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2009

CAMBRIDGE HEART, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-20991	13-3679946
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

100 Ames Pond Drive, Tewksbury, MA	01876
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 978-654-7600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 22, 2009, Cambridge Heart, Inc. (the “Company”) entered into a Development, Supply and Distribution Agreement (the “Agreement”) with a leading stress test manufacturer (the “Distributor”) as part of its strategy to increase the sales and use of its proprietary Microvolt T-Wave Alternans (“MTWA”) technology. Pursuant to the Agreement, the Company will develop an OEM MTWA Module that would allow the Company’s MTWA test, using the Company’s proprietary sensors, to be performed on the Distributor’s stress test platform via customized software and patient interface. The Distributor would market the MTWA Module as an upgrade to its existing installed base of stress systems and as an optional feature to new stress customers.

Under the Agreement, the Company will sell and deliver to the Distributor the MTWA Module and the Company’s proprietary sensors (together, the “Products”) under purchase orders submitted by the Distributor. The Distributor will resell the Products for use with the Distributor’s stress test platform through its direct sales force and through its network of distributors and sub-distributors. The Distributor’s right to resell the Products is non-exclusive. The Company may continue to sell, distribute and license its MTWA test and proprietary sensors to other distributors and customers in both generic and customized versions.

Under the Agreement, the Distributor will have primary responsibility for preparing sales and marketing materials and for training its sales and service personnel regarding the Products. The Company, however, will provide clinical and technical training and support to the Distributor. In addition, the Company will provide installation training service to each purchaser of a MTWA Module for use on the Distributor’s stress test platform. The Company also will have customary warranty obligations with respect to the Products sold under the Agreement.

Each of the parties agrees to fulfill its obligations under the Agreement in compliance with all applicable laws and regulations. The Company maintains regulatory responsibility for its MTWA test on a stand-alone basis (i.e., not in combination with the Distributor’s products). The Distributor has responsibility for obtaining and maintaining any regulatory approvals required to distribute the MTWA Module in combination with its stress system.

The initial term of the Agreement expires on June 22, 2014. The term of the Agreement will automatically renew for a one year period unless either party notifies the other of its intention to terminate at least 90 days prior to the expiration of the initial or renewal term.

The Company expects that the launch of the MTWA Module for the Distributor’s stress test platform will occur in 9 to 15 months based on development and regulatory approval timelines. The Agreement may be terminated by the Company if the MTWA Module has not been launched by September 30, 2010. The Agreement also may be terminated by either party in the event that the other party has committed a material breach of its obligations under the Agreement that has not been cured within 60 days’ written notice from the terminating party, upon the bankruptcy of either party, and upon 12 months prior written notice to the other party.

The press release dated June 23, 2009 announcing the entry into the Agreement and describing certain of its terms is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Company intends to file the Agreement as an exhibit to its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009 and will seek confidential treatment for certain terms of the Agreement at such time. The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement when filed with the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009.

Forward Looking Statements

Statements contained in this Current Report on Form 8-K are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include failure to achieve broad market acceptance of the Company’s MTWA technology, failure of our sales and marketing organization to market our products effectively, failure to successfully develop and receive necessary regulatory approval for the MTWA Module or to successfully partner with third parties to market and sell the MTWA Module, inability to hire and retain qualified clinical applications specialists in the Company’s target markets, failure to obtain or maintain adequate levels of first-party reimbursement for use of the Company’s MTWA test, customer delays in making final buying decisions, decreased demand for the Company’s products, failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology and other factors identified in our most recent Annual Report on Form 10-K under “Risk Factors”, which is on file with the SEC and available at www.EDGAR.com. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press release dated June 23, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBRIDGE HEART, INC.

Date: June 26, 2009	By:	/s/ Ali Haghighi-Mood
Ali Haghighi-Mood Chief Executive Officer